EXHIBIT 3.1

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MAP PHARMACEUTICALS, INC.

MAP Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify that:

FIRST: The name of the Corporation is MAP Pharmaceuticals, Inc. The Corporation was originally formed as a limited liability company on July 3, 2003 as MAP Pharmaceuticals, LLC and converted to a corporation on December 11, 2003. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 11, 2003.

SECOND: This Sixth Amended and Restated Certificate of Incorporation restates and further amends the Certificate of Incorporation of the Corporation and has been adopted and approved in accordance with Sections 228, 242 and 245 of the General Corporation Law.

THIRD: The text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE I

The name of the Corporation is MAP Pharmaceuticals, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law. The Corporation shall have and may exercise any and all powers which a corporation incorporated under the General Corporation Law may have and exercise.

ARTICLE IV

The Corporation shall be authorized to issue two classes of stock, to be designated common stock, par value $0.01 per share (“Common Stock”), and preferred stock, par value $0.01 per share (“Preferred Stock”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 11 below. The total number of shares of Common Stock that the Corporation shall be authorized to issue is 30,500,000. The total number of shares of Preferred Stock that the Corporation shall be authorized to issue is 22,805,094, which shall be divided into four Series with the following characteristics, voting powers, designations, preferences, rights, qualifications, limitations and restrictions:

1. Designation and Number of Shares of Preferred Stock.

(a) There shall be a Series of Preferred Stock designated as “Series A Convertible Participating Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 1,080,000.

(b) There shall be a Series of Preferred Stock designated as “Series B Convertible Participating Preferred Stock” (the “Series B Preferred Stock”). The authorized number of shares of Series B Preferred Stock shall be 8,282,223.

(c) There shall be a Series of Preferred Stock designated as “Series C Convertible Participating Preferred Stock” (the “Series C Preferred Stock”). The authorized number of shares of Series C Preferred Stock shall be 6,142,871.

(d) There shall be a Series of Preferred Stock designated as “Series D Convertible Participating Preferred Stock” (the “Series D Preferred Stock” and together with the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the “Series Preferred”). The authorized number of shares of Series D Preferred Stock shall be 7,300,000.

2. Rank. The Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall rank pari passu with each other. The Series Preferred shall with respect to dividends and distributions of assets and rights upon the occurrence of a Liquidation rank senior to (i) all classes of common stock of the Corporation (including, without limitation, the Common Stock) and (ii) each other class or Series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series Preferred (clauses (i) and (ii), together, the “Junior Stock”).

3. Dividends.

(a) The holders of shares of Series Preferred shall receive, out of funds legally available therefor, cumulative dividends at an annual rate equal to EIGHT PERCENT (8.00%) of the applicable Liquidation Preference for each such Series, calculated on the basis of a 360-day year, consisting of twelve 30-day months, and accruing on a daily basis from the applicable date of issuance thereof, whether or not declared. Accrued and unpaid dividends shall compound on an annual basis, but shall be prorated for any partial year. The Board of Directors may fix a record date for the determination of holders of shares of the Series Preferred entitled to receive payment of such dividends, which record date shall not be more than sixty (60) days prior to the applicable dividend payment date. All accrued and unpaid dividends, if any, shall, to the extent funds are legally available therefor, be mandatorily paid upon the earlier to occur of (i) a Liquidation, (ii) an optional conversion of shares of the Series A Preferred Stock (in the case of the Series A Preferred Stock), the Series B Preferred Stock (in the case of the Series B Preferred Stock), the Series C Preferred Stock (in the case of the Series C Preferred Stock) or the Series D Preferred Stock (in the case of the Series D Preferred Stock) pursuant to Section 7(a) below and (iii) an automatic conversion of shares of the Series Preferred pursuant to Section 7(b) below (each, a “Mandatory Dividend Payment Date”).

(b) On a Mandatory Dividend Payment Date, all accrued and unpaid dividends shall be paid, (x) in the case of a Liquidation that is not a Sale Transaction, in cash, (y) in the case of an optional conversion or an automatic conversion pursuant to Section 7(b) below, in shares of Common Stock or in cash, at the option of the Board of Directors, and (z) in the case of a Sale Transaction, in the same form of consideration received by the holders of Common Stock in the Sale Transaction. If dividends are to be paid in shares of Common Stock pursuant to the preceding sentence, the value of such shares shall be determined, (A) in the case of an optional conversion pursuant to Section 7(a) below (other than an optional conversion in connection with an IPO) or in the case of an automatic conversion pursuant to Section 7(b) below (other than an automatic conversion in connection with an IPO) mutually by the Board of Directors and the holders of a majority of the shares of the Series A Preferred Stock (in the case of the Series A Preferred Stock), the Series B Preferred Stock (in the case of the Series B Preferred Stock), the Series C Preferred Stock (in the case of the Series C Preferred Stock) or the Series D Preferred Stock (in the case of the Series D Preferred Stock) or, if the Board of Directors and the holders of a majority of each such series of shares shall fail to agree, by an appraiser chosen mutually by the Board of Directors and the holders of a majority of the applicable shares of Series Preferred (whose fee shall be split evenly between the Corporation, on the one hand, and the holders of such shares of Series Preferred, on the other hand, unless, on the Mandatory Dividend Payment Date, the Corporation has accrued earnings equal to or greater than the unpaid dividends, in which case the Corporation shall pay the entire fee of the appraiser) and (B) in the case of an IPO, by the Midpoint of the Filing Range. If dividends are to be paid in Capital Stock paid in the Sale Transaction pursuant to the second preceding sentence, the value of such securities shall be deemed to be the Current Market Price of such securities as of three (3) days prior to the date of distribution.

(c) Junior Stock Dividends. The Corporation shall not declare or pay any cash dividends on, or make any other distributions with respect to, or redeem, purchase or otherwise acquire for consideration, any shares of any Junior Stock unless and until all accrued and unpaid dividends on the Series Preferred have been paid in full. After such dividends have been paid in full, if the Corporation declares and pays cash dividends on the Common Stock, then, in that event, the holders of shares of the Series Preferred shall be entitled to share in such dividends on a pro rata basis as if their shares had been converted into shares of Common Stock pursuant to Section 7(a) below immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends.

4. Liquidation Preference.

(a) Priority Payment.

(i) Upon the occurrence of a Liquidation, the holders of shares of Series A Preferred Stock shall be paid for each share of Series A Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to $1.3889 (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series A Preferred Stock) (the “Series A Liquidation Preference”) plus, as provided in Section 3 above, all accrued and unpaid dividends, if any, with respect to each share of Series A Preferred Stock, before any payment or distribution is made to any Junior Stock. For the avoidance of doubt, the Series A Liquidation Preference shall not include dividends accrued pursuant to Section 3.

(ii) Upon the occurrence of a Liquidation, the holders of shares of Series B Preferred Stock shall be paid for each share of Series B Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to $3.6222 (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series B Preferred Stock) (the “Series B Liquidation Preference”) plus, as provided in Section 3 above, all accrued and unpaid dividends, if any, with respect to each share of Series B Preferred Stock, before any payment or distribution is made to any Junior Stock. For the avoidance of doubt, the Series B Liquidation Preference shall not include dividends accrued pursuant to Section 3.

(iii) Upon the occurrence of a Liquidation, the holders of shares of Series C Preferred Stock shall be paid for each share of Series C Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to $4.20 (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series C Preferred Stock) (the “Series C Liquidation Preference”) plus, as provided in Section 3 above, all accrued and unpaid dividends, if any, with respect to each share of Series C Preferred Stock, before any payment or distribution is made to any Junior Stock. For the avoidance of doubt, the Series C Liquidation Preference shall not include dividends accrued pursuant to Section 3.

(iv) Upon the occurrence of a Liquidation, the holders of shares of Series D Preferred Stock shall be paid for each share of Series D Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to $7.20 (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series D Preferred Stock) (the “Series D Liquidation Preference”) plus, as provided in Section 3 above, all accrued and unpaid dividends, if any, with respect to each share of Series D

Preferred Stock, before any payment or distribution is made to any Junior Stock. For the avoidance of doubt, the Series D Liquidation Preference shall not include dividends accrued pursuant to Section 3.

(v) If the assets of the Corporation available for distribution to the holders of shares of the Series Preferred shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of shares of the Series Preferred shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b) Participating Payment. Upon the completion of the distribution required by Section 4(a) above, and any other distribution to any other class or Series of Capital Stock of the Corporation ranking senior to the Common Stock, if assets remain in the Corporation, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of shares of the Series Preferred, the holders of shares of any other Series of preferred stock entitled to a participating payment and the holders of Common Stock pro rata based on the number of shares of the Common Stock held by each (assuming conversion of all such Series Preferred in accordance with Section 7(a) below) but before payment of the cumulative dividends payable pursuant to Section 3 above.

(c) Notice. Written notice of a Liquidation stating the material terms of such Liquidation and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of shares of Series Preferred, such notice to be addressed to each such holder at its address as shown in the records of the Corporation; provided, however, that such notice requirement may be waived by holders of seventy-five percent (75%) of the outstanding shares of the Series Preferred (voting together as a single class on an as-if-converted to Common Stock basis).

(d) Sale Transaction Deemed a Liquidation. A Sale Transaction shall be deemed to be a Liquidation pursuant to this Section 4. In such event, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Liquidation Preference and the Series D Liquidation Preference shall be paid in the same form of consideration received by the holders of Common Stock in the Sale Transaction. If the consideration received is securities of the surviving Person, the value of any securities of the surviving Person to be delivered to the holders of shares of Series Preferred pursuant to this Section 4(d) shall be determined mutually by the Board of Directors and the holders of a majority of the shares of the Series A Preferred Stock (in the case of the Series A Preferred Stock), the Series B Preferred Stock (in the case of the Series B Preferred Stock), the Series C Preferred Stock (in the case of the Series C Preferred Stock) or the Series D Preferred Stock (in the case of the Series D Preferred Stock) or, if the Board of Directors and the holders of a majority of each such series of shares shall fail to agree, by an appraiser chosen mutually by the Board of Directors and the holders of a majority of the applicable shares of Series Preferred (whose fee shall be split evenly between the Corporation, on the one hand, and the holders of such shares of Series Preferred, on the other hand, unless, on the date of the retention of such appraiser, the Corporation has accrued earnings equal to or greater than the unpaid dividends, in which case the Corporation shall pay the entire fee of the appraiser).

5. No Redemption. The shares of the Series Preferred shall not be redeemed or subject to redemption, whether at the option of the Corporation or any holder thereof, or otherwise.

6. Voting Rights.

(a) Voting with Common Stock. Each outstanding share of Series Preferred shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders or in any written consent in lieu of meeting, on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any). With respect to any such vote, each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock into shares of Common Stock pursuant to Section 7(a) below on the record date for determining the stockholders of the Corporation eligible to vote on any such matters. For the avoidance of doubt, holders of shares of Series Preferred shall not be entitled to cast votes with respect to shares of Common Stock deemed payable pursuant to Section 3 but not yet issued.

(b) Approval Provisions. So long as at least 5,000,000 shares of the Series Preferred shall be outstanding, the Corporation shall not take, approve or otherwise ratify any of the following actions without the consent of the holders of at least a majority of the outstanding shares of the Series Preferred (voting together as a single class on an as-if-converted to Common Stock basis):

(i) any authorization, designation, issuance, offer or sale (whether by amendment to the Certificate of Incorporation or by merger, business combination, recapitalization or otherwise) of any shares of Capital Stock ranking senior to or pari passu with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock;

(ii) any increase or decrease (whether by merger, business combination, recapitalization or otherwise) in the number of authorized shares of Common Stock or Preferred Stock of the Corporation or any Person that is directly or indirectly under the control of the Corporation (a “Subsidiary”) (other than pursuant to Section 7 hereof);

(iii) any amendment, modification or restatement (including by merger, business combination, recapitalization or otherwise) of the Corporation’s or any Subsidiary’s certificate of incorporation, bylaws or other governing documents that, directly or indirectly, adversely alters or changes the rights, preferences or privileges of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock, including, but not limited to, any change in the number of directors on the Corporation’s Board of Directors;

(iv) the declaration or payment of any dividend or other distribution on or in respect of any Capital Stock of the Corporation or any Subsidiary other than pursuant to Section 3;

(v) the redemption, purchase, repurchase or other acquisition for value of any Capital Stock of the Corporation or of any Subsidiary (other than Capital Stock from an employee at cost upon termination of such employee pursuant to an employee benefit plan, agreement or arrangement approved by the Corporation’s Board of Directors);

(vi) any Sale Transaction, provided that solely for purposes of this Section 6(b)(vi), the definition of “Sale Transaction” shall be modified as follows: (x) “at least a majority” in clause (a) shall be replaced with “at least 75%”, (y) “at least fifty percent (50%)” in clause (b)(i) shall be replaced with “at least 25%” and (z) “all or substantially all of the assets of the Corporation” shall be replaced with “assets, individually or in the aggregate, that are material to the Corporation or its business”;

(vii) any recapitalization or reorganization or any voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or any dissolution or winding up of, the Corporation or any Subsidiary;

(viii) any material change in the Corporation’s line of business;

(ix) any transactions with an Affiliate of the Corporation other than transactions (x) on terms substantially similar to those that would reasonably be negotiated with a third party who was not an Affiliate of the Corporation and (y) approved by the Board of Directors;

(x) the sale, lease, transfer, exclusive license or other disposition (in a single transaction or series of related transactions) of any assets of the Corporation to any direct or indirect subsidiary of the Corporation;

(xi) any acquisition of all or substantially all of the equity securities or all or substantially all of the assets of any Person, or the entry into any strategic alliance, technology licensing arrangement or other corporate partnering relationship involving the issuance by the Corporation and/or any of its Subsidiaries of more than $8,500,000 in equity securities (taking into account all such securities issued by the Corporation or by any of its Subsidiaries) in the aggregate for all such transactions;

(xii) the Corporation’s or any Subsidiary’s issuance or becoming liable for any borrowed money in excess of $3,000,000 in the aggregate (taking into account all such issuances by and liabilities for borrowed money of the Corporation and its Subsidiaries) (unless such borrowed money is convertible, whether upon default or otherwise, solely into securities that rank junior to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock);

(xiii) any increase of the aggregate number of shares of Capital Stock of the Corporation underlying the Corporation’s employee stock option plans or agreements by more than five percent (5%) per year of the total number of issued and outstanding shares of Common Stock of the Corporation at the time of such increase, on a fully-diluted, as-if-converted to Common Stock basis, including all shares of Common Stock reserved for issuance under any of the Corporation’s employee stock option plans or agreements;

(xiv) the effectiveness of any registration statement by the Corporation or any Subsidiary with the Securities and Exchange Commission pursuant to the Securities Act; or

(xv) any amendment of this Section 6(b).

(c) Board of Directors Election.

(i) The authorized number of directors on the Corporation’s Board of Directors shall be determined as set forth in the Bylaws of the Corporation.

(ii) The holders of a majority of the then outstanding shares of Common Stock shall be entitled to elect one (1) director.

(iii) The holders of a majority of the then outstanding shares of the Series A Preferred Stock shall be entitled to elect one (1) director.

(iv) The holders of a majority of the then outstanding shares of the Series B Preferred Stock shall be entitled to elect three (3) directors.

(v) The holders of a majority of the then outstanding shares of the Series C Preferred Stock shall be entitled to elect one (1) director.

(vi) The holders of shares of the Common Stock and the Series Preferred, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect the remaining directors.

(vii) Anything to the contrary contained in this Section 6(c) notwithstanding, in any election of directors following consummation of a Qualified Initial Public Offering, the holders of the Common Stock shall be entitled to elect all directors authorized to serve on the Board of Directors, each until his or her successor is duly elected by vote of the holders of the Common Stock or until he or she is removed from office by vote of the holders of the Common Stock.

(d) Increase or Decrease in Authorized Shares. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock of the Corporation, voting together as a single class on an as-converted basis, irrespective of Section 242(b)(2) of the General Corporation Law.

7. Conversion.

(a) Optional Conversion.

(i) Any holder of shares of Series A Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 7, any or all of such holder’s shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of the number of shares of Series A Preferred Stock being so converted multiplied by the quotient of (i) the Series A Liquidation Preference divided by (ii) the conversion price of $1.3889 per share, subject to adjustment as provided in Section 7(d) below (such price in clause (ii), the “Series A Conversion Price” and such quotient, the “Series A Conversion Ratio”).

(ii) Any holder of shares of Series B Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 7, any or all of such holder’s shares of Series B Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of the number of shares of Series B Preferred Stock being so converted multiplied by the quotient of (i) the Series B Liquidation Preference divided by (ii) the conversion price of $3.6222 per share, subject to adjustment as provided in Section 7(d) below (such price in clause (ii), the “Series B Conversion Price” and such quotient, the “Series B Conversion Ratio”).

(iii) Any holder of shares of Series C Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 7, any or all of such holder’s shares of Series C Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of the number of shares of Series C Preferred Stock being so converted multiplied by the quotient of (i) the Series C Liquidation Preference divided by (ii) the conversion price of $4.20 per share, subject to adjustment as provided in Section 7(d) below (such price in clause (ii), the “Series C Conversion Price” and such quotient, the “Series C Conversion Ratio”).

(iv) Any holder of shares of Series D Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 7, any or all of such holder’s shares of Series D Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of the number of shares of Series D Preferred Stock being so converted multiplied by the quotient of (i) the Series D Liquidation Preference divided by (ii) the conversion price of $7.20 per share, subject to adjustment as provided in Section 7(d) below (such price in clause (ii), the “Series D Conversion Price” and together with the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price, the “Conversion Prices” and such quotient, the “Series D Conversion Ratio” and together with the Series A Conversion Ratio, the Series B Conversion Ratio and the Series C Conversion Ratio, the “Conversion Ratios”).

(v) Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(j) below. All certificates representing shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted and, to the extent funds are legally available therefor, an amount of cash or number of shares of Common Stock equal to all accrued and unpaid dividends, if any, payable with respect to such shares in accordance with Section 3 above. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

(b) Automatic Conversion.

(i) Each outstanding share of Series Preferred shall be automatically converted into fully paid and non-assessable shares of Common Stock at the then applicable effective Conversion Ratio, with no further action required to be taken by the Corporation or the holder thereof, in the event of (x) approval of such conversion by holders of at least a majority of the then outstanding shares of Series Preferred, voting together as a single class on an as-if-converted to Common Stock basis, or (y) immediately prior to the closing of a Qualified Initial Public Offering.

(ii) Immediately upon conversion as provided herein, each holder of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such holder’s shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (as applicable), notwithstanding that the share register of the Corporation shall then be closed or that certificates representing the Common Stock shall not then actually be delivered to such Person. Upon written notice from the Corporation, each holder of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock so converted shall promptly surrender to the Corporation at its principal place of business to be maintained by it (or at such other office or agency of the Corporation as the Corporation may designate by such notice to the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock) certificates representing the shares so converted.

(c) Termination of Rights. On the date of such optional conversion pursuant to Section 7(a) above or of such automatic conversion pursuant to Section 7(b) above, all rights with respect to the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock so converted (but not, for purposes of clarification, the rights with respect to the Common Stock into which such shares are being converted), including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock have been converted, (ii) receive dividends, if any, pursuant to Section 3 above and (iii) exercise the rights to which they are entitled as holders of Common Stock.

(d) Antidilution Adjustments. The Conversion Prices, and the number and type of securities to be received upon conversion of shares of Series Preferred, shall be subject to adjustment as follows:

(i) Dividend, Subdivision, Combination or Reclassification of Common Stock. In the event that the Corporation shall at any time or from time to time after the date hereof, prior to conversion of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (x) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Common Stock, (y) subdivide the outstanding shares of Common Stock into a larger number of shares or (z) combine the outstanding shares of Common Stock into a smaller number of shares, then, and in each such case, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (respectively) been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(d)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(ii) Issuance of Common Stock or Common Stock Equivalent below Conversion Price.

(A) If the Corporation at any time or from time to time prior to conversion of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, issues or sells (or is deemed to have issued or sold pursuant to Section 7(d)(ii)(B) below) any shares of Common Stock or Common Stock Equivalents other than in connection with Excluded Transactions at a price per share of Common Stock (the “New Issue Price”) that is less than the Series A Conversion Price (in the case of the Series A Preferred Stock), the Series B Conversion Price (in the case of the Series B Preferred Stock), the Series C Conversion Price (in the case of the Series C Preferred Stock) or the Series D Conversion Price (in the case of the Series D Preferred Stock) then in effect as of the record date or Issue Date (as defined below), as the case may be (the “Relevant Date”), then, effective immediately upon such issuance (such issuance, a “Dilutive Issuance”):

(1) the Series A Conversion Price will be adjusted in accordance with the following formula:

ACP = CP *	(SO + DI)
(SO + AI)

where:

ACP = the adjusted Series A Conversion Price;

CP = the Series A Conversion Price in effect on the day immediately preceding the Relevant Date;

SO = the sum of (i) the number of shares of Common Stock outstanding on the Relevant Date plus (ii) the number of shares of Common Stock issuable upon the conversion, exercise or exchange of all Common Stock Equivalents outstanding on the Relevant Date.

DI = in the case of an issuance of Common Stock, the aggregate consideration received by the Corporation in connection with such Dilutive Issuance divided by the Series A Conversion Price in effect on the day immediately preceding the Relevant Date (or, in the case of Common Stock Equivalents, the aggregate consideration received by the Corporation upon the issuance of such Common Stock Equivalents and upon the conversion, exchange or exercise of such Common Stock Equivalents divided by the Series A Conversion Price in effect on the day immediately preceding the Relevant Date);

AI = the number of additional shares of Common Stock issued or to be issued in such Dilutive Issuance (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised);

(2) the Series B Conversion Price will be reduced to an amount equal to the New Issue Price;

(3) the Series C Conversion Price will be reduced to an amount equal to the New Issue Price; and

(4) the Series D Conversion Price will be reduced to an amount equal to the New Issue Price.

The foregoing adjustments shall not be made in respect of any issuance or sale for which an adjustment is made pursuant to another clause of this Section 7(d) or issuances in connection with an Excluded Transaction.

(B) For the purposes of Section 7(d)(ii)(A) above, the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, is equal to (x) the sum of the price for such Common Stock Equivalent, plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent divided by (y) the maximum number of shares of Common Stock initially underlying such Common Stock Equivalent (assuming full exercise, conversion or exchange of such Common Stock Equivalent and without regard to any anti-dilution adjustments).

(C) Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued, and shall become effective (x) retroactively, in the case of an issuance to the stockholders of the Corporation, to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such shares of Common Stock or Common Stock Equivalents and (y) in all other cases, on the date (the “Issue Date”) of such issuance; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 7(d)(ii) shall only be made upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised.

(D) In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith, as determined mutually by the Board of Directors and the holders of a majority of the shares of the Series Preferred (voting together as a single class on an as-if-converted to Common Stock basis) or, if the Board of Directors and the holders of a majority of the shares of Series Preferred shall fail to agree, by an appraiser chosen mutually by the Board of Directors and the holders of a majority of the shares of the Series Preferred (whose fee shall be divided evenly between the Corporation, on the one hand, and the holders of the Series Preferred, on the other hand).

(E) If any Common Stock Equivalents (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 7(d)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such Common Stock Equivalents there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Series A Conversion Price (in the case of the Series A Preferred Stock), the Series B Conversion Price (in the case of the Series B Preferred Stock), the Series C Conversion Price (in the case of the Series C Preferred Stock) and the Series D Conversion Price (in the case of the Series D Preferred Stock) hereunder shall be readjusted (but to no greater extent than originally adjusted) in order to (x) eliminate from the computation any additional shares of Common Stock corresponding to such Common Stock Equivalents as shall have expired or terminated, (y) treat the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such Common Stock Equivalents as having been issued for the consideration actually received and receivable therefor and (z) treat any of such Common Stock Equivalents which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time.

(iii) Certain Distributions. In case the Corporation shall at any time or from time to time, prior to conversion of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, distribute to all holders of shares of Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation (other than Common Stock) or another issuer or other assets (excluding cash dividends in which holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock participate in the manner provided in Section 3, dividends or distributions for which adjustment is made under another paragraph of this Section 7(d) and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the holders of shares of Series Preferred shall be entitled to share in such distributions on a pro rata basis as if their shares had been converted into shares of Common Stock pursuant to Section 7(a) above immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such distributions.

(iv) Other Changes. In case the Corporation at any time or from time to time, prior to the conversion of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Sections 7(d)(i) through (iii) above or Section 7(g) below (but not including any action described in any such Section), then, and in each such case, the Series A Conversion Price (in the case of the Series A Preferred Stock), the Series B Conversion Price (in the case of the Series B Preferred Stock), the Series C Conversion Price (in the case of the Series C Preferred Stock) and the Series D Conversion Price (in the case of the Series D Preferred Stock) shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock).

(v) No Adjustment. Notwithstanding anything herein to the contrary, no adjustment under this Section 7(d) need be made to the Series A Conversion Price (in the case of the Series A Preferred Stock), the Series B Conversion Price (in the case of the Series B Preferred Stock), the Series C Conversion Price (in the case of the Series C Preferred Stock) or the Series D Conversion Price (in the case of the Series D Preferred Stock) if the Corporation receives written notice from holders of a majority of the outstanding shares of Series A Preferred Stock (in the case of the Series A Preferred Stock), Series B Preferred Stock (in the case of the Series B Preferred Stock), Series C Preferred Stock (in the case of the Series C Preferred Stock) or the Series D Preferred Stock (in the case of the Series D Preferred Stock) that no such adjustment is required.

(e) Abandonment. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price shall be required by reason of the taking of such record.

(f) Certificate as to Adjustments. Upon any adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, the Corporation shall within a reasonable period (not to exceed thirty (30) days) following any of the foregoing transactions requiring adjustment deliver to each registered holder of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (as applicable) a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, as applicable, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price then in effect following such adjustment.

(g) Reorganization, Reclassification. In case of any merger or consolidation of the Corporation (other than a Sale Transaction deemed a Liquidation pursuant to Section 4(d)) or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a “Transaction”), the Corporation shall execute and deliver to each holder of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock at least twenty (20) Business Days prior to effecting such Transaction a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, as applicable, stating that the holder of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (respectively), a security identical to (and not less favorable than) the share to be so exchanged, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Any certificate delivered pursuant to this Section 7(g) shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The provisions of this Section 7(g) and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

(h) Notices. In case at any time or from time to time:

(w) the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock;

(x) the Corporation shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;

(y) there shall be any Transaction; or

(z) there shall occur a Qualified Initial Public Offering or a Sale Transaction;

then the Corporation shall mail to each holder of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such Transaction, Qualified Initial Public Offering or Sale Transaction is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such Transaction, Qualified Initial Public Offering or Sale Transaction. Notwithstanding the foregoing, in the case of any event to which Section 7(g) above is applicable, the Corporation shall also deliver the certificate described in Section 7(g) above to each holder of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock at least twenty (20) Business Days’ prior to effecting such reorganization or reclassification as aforesaid. The provisions of this Section 7(h) may be waived by the holders of at least seventy-five percent (75%) of the outstanding shares of the Series Preferred (voting together as a single class on an as-if-converted to Common Stock basis).

(i) Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of the Series Preferred, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of the Series Preferred, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series Preferred.

(j) No Conversion Tax or Charge. The issuance or delivery of certificates for Common Stock upon the conversion of shares of the Series Preferred shall be made without charge to the converting holder of shares of the Series Preferred for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of the Series Preferred converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of the Series Preferred converted, and, if such tax is applicable, the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

(k) No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Series Preferred, and the aggregate number of shares of Common Stock to be issued to particular holders of the Series Preferred shall be rounded down to the nearest whole share, and the Corporation shall pay in cash the fair value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of the Series Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(l) No Impairment. Without obtaining the applicable approvals set forth in Section 6, the Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against impairment.

(m) Miscellaneous. No adjustment in a Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amount to an adjustment of $0.01 or more in such Conversion Price.

8. Certain Repurchases.

(a) Consent. Each holder of an outstanding share of Preferred Stock shall be deemed to have consented, for purposes of the General Corporation Law, to distributions made by the Corporation in connection with the repurchase of shares of

Common Stock issued to or held by directors, employees, independent contractors or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Corporation and such persons.

(b) California Law. If and to the extent the Corporation may from time to time be or become subject to certain provisions of the California General Corporation Law (the “CGCL”) pursuant to the operation of Section 2115 thereof, as authorized by Section 402.5(c) of the CGCL, Sections 502, 503 and 506 of the CGCL shall not apply with respect to payments made by the Corporation in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder or (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

9. Certain Remedies. Any registered holder of shares of Series Preferred shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Article IV of this Certificate of Incorporation and to enforce specifically the terms and provisions of this Article IV of this Certificate of Incorporation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

10. Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

11. Definitions. As used in this Article IV of this Certificate of Incorporation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. In addition, if applicable, any partner or member, as the case may be, of a Person shall be deemed to be an Affiliate of such Person.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

“CGCL” shall have the meaning ascribed to it in Section 8(b) hereof.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” shall have the meaning ascribed to it in the preamble to Article IV hereof.

“Common Stock Equivalent” shall mean any security or obligation which is by its terms convertible, exchangeable or exercisable into shares of Common Stock, and any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent; provided, however, that preemptive rights shall not be deemed to be Common Stock Equivalents.

“Conversion Prices” shall have the meaning ascribed to it in Section 7(a)(iv) hereof.

“Conversion Ratios” shall have the meaning ascribed to it in Section 7(a)(iv) hereof.

“Corporation” shall mean MAP Pharmaceuticals, Inc., a Delaware corporation.

“Current Market Price” per share of Capital Stock of any Person shall mean, as of the date of determination, (a) the average of the daily Market Price under clause (a) or (b) of the definition thereof of such Capital Stock during the immediately preceding thirty (30) trading days ending on such date, and (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (c) of the definition thereof on such date.

“Dilutive Issuance” shall have the meaning ascribed to it in Section 7(d)(ii) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Transaction” means (a) any issuance of shares of restricted stock or options to purchase shares of Common Stock to employees, consultants, officers or directors of the Corporation pursuant to a stock option plan or other employee benefit arrangement approved by the Board of Directors, (b) any issuance of Common Stock (i) upon the conversion of shares of Series Preferred or (ii) upon the conversion or exercise of any Common Stock Equivalents, (c) any issuance of Common Stock or Common Stock Equivalents to a financial institution or lessor in connection with any real estate lease, equipment lease financing transaction or debt financing or similar transaction, if such transaction has been approved by holders of at least a majority of the outstanding shares of the Series Preferred (voting together as a single class on an as-if-converted to Common Stock basis), (d) any issuance of Common Stock or Common Stock Equivalents in connection with stock splits, stock dividends or other similar transactions, including the forward split of the Corporation’s Capital Stock effected on June 16, 2005, if such transaction has been approved by holders of at least a majority of the outstanding shares of the Series Preferred (voting together as a single class on an as-if-converted to Common Stock basis) and/or (e) any issuance of Common Stock or Common Stock Equivalents in connection with licensing, partnering or other similar transactions, if such transaction has been approved by the holders of a majority of the outstanding shares of Series Preferred (voting together as a single class on an as-if-converted to Common Stock basis).

“IPO” means an initial public offering of the Corporation’s Common Stock.

“Issue Date” shall have the meaning ascribed to it in Section 7(d)(ii)(c) hereof.

“Junior Stock” shall have the meaning ascribed to it in Section 2 hereof.

“Liquidation” shall mean the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

“Liquidation Preference” shall mean each of the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Liquidation Preference, and the Series D Liquidation Preference.

“Mandatory Dividend Payment Date” shall have the meaning ascribed to it in Section 3(a) hereof.

“Market Price” shall mean, with respect to the Capital Stock of any Person, as of the date of determination, (a) if such Capital Stock is listed on a national securities exchange, the closing price per share of such Capital Stock on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which such Capital Stock is then listed or admitted to trading; (b) if there shall have been no trading on such date or if such Capital Stock is not listed on a national securities exchange, the average of the reported closing bid and asked prices of such Capital Stock on such date; or (c) if neither of (a) or (b) is applicable, a market price per share determined mutually by the Board of Directors and the holders of a majority of the shares of Series Preferred (voting together as a single class on an as-if-

converted to Common Stock basis), or, if the Board of Directors and the holders of a majority of such shares shall fail to agree, by an appraiser chosen mutually by the Corporation and the holders of a majority of the shares of Series Preferred (voting together as a single class on an as-if-converted to Common Stock basis) (whose fee shall be divided evenly between the Corporation, on the one hand, and the holders of such shares, on the other hand). Any determination of the Market Price by an appraiser shall be based on a valuation of the Corporation as an entirety without regard to any discount for minority interests or disparate voting rights among classes of Capital Stock of the Corporation.

“Midpoint of the Filing Range” shall mean the midpoint of the most recent anticipated price range per share of the Common Stock to be offered in an IPO as set forth in the registration statement providing such information or any amendment thereto.

“New Issue Price” shall have the meaning ascribed to it in Section 7(d)(ii)(A) hereof.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“Preferred Stock” shall have the meaning ascribed to it in the preamble to Article IV hereof.

“Qualified Initial Public Offering” shall mean the first firmly underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act with net cash proceeds to the Corporation of at least $25 million at a per share offering price to the public that is not less than $9.00 (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series D Preferred Stock).

“Relevant Date” shall have the meaning ascribed to it in Section 7(d)(ii)(A) hereof.

“Sale Transaction” shall mean (a) (i) the merger, consolidation or reorganization of the Corporation into or with one or more Persons, (ii) the merger, consolidation or reorganization of one or more Persons into or with the Corporation or (iii) any other business combination in a single transaction or series of related transactions, but only if the voting Capital Stock of the Corporation outstanding immediately prior to such transaction or transactions or the voting Capital Stock of the surviving or successor Person issued with respect to the voting Capital Stock of the Corporation outstanding immediately prior to such transaction or transactions does not represent at least a majority of the voting power of the surviving or successor Person, or (b) the sale, conveyance, exchange or transfer or other disposition, or the exclusive license, to another Person or Persons in a single transaction or series of related transactions of (i) the voting Capital Stock of the Corporation, resulting in the transfer of shares of Capital Stock of the Corporation representing at least fifty percent (50%) of the voting power of the voting securities of the Corporation or (ii) all or substantially all of the assets of the Corporation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Series A Conversion Price” shall have the meaning ascribed to it in Section 7(a) hereof.

“Series A Conversion Ratio” shall have the meaning ascribed to it in Section 7(a) hereof.

“Series A Liquidation Preference” shall have the meaning ascribed to it in Section 4(a) hereof.

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 1 hereof.

“Series B Conversion Price” shall have the meaning ascribed to it in Section 7(a) hereof.

“Series B Conversion Ratio” shall have the meaning ascribed to it in Section 7(a) hereof.

“Series B Liquidation Preference” shall have the meaning ascribed to it in Section 4(a) hereof.

“Series B Preferred Stock” shall have the meaning ascribed to it in Section 1 hereof.

“Series C Conversion Price” shall have the meaning ascribed to it in Section 7(a) hereof.

“Series C Conversion Ratio” shall have the meaning ascribed to it in Section 7(a) hereof.

“Series C Liquidation Preference” shall have the meaning ascribed to it in Section 4(a) hereof.

“Series C Preferred Stock” shall have the meaning ascribed to it in Section 1 hereof.

“Series D Conversion Price” shall have the meaning ascribed to it in Section 7(a) hereof.

“Series D Conversion Ratio” shall have the meaning ascribed to it in Section 7(a) hereof.

“Series D Liquidation Preference” shall have the meaning ascribed to it in Section 4(a) hereof.

“Series D Preferred Stock” shall have the meaning ascribed to it in Section 1 hereof.

“Series Preferred” shall have the meaning ascribed to it in Section 1 hereof.

“Subsidiary” shall have the meaning ascribed to it in Section 6(b)(ii) hereof.

“Transaction” shall have the meaning ascribed to it in Section 7(g) hereof.

ARTICLE V

The board of directors is empowered to make, alter or repeal the bylaws of the Corporation, subject to Section 6(b)(iii) of Article IV herein.

ARTICLE VI

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE VII

The election of directors need not be conducted by written ballot.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, as the same exists or may hereafter be amended, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the full extent permitted by the General Corporation Law, as amended. Any repeal or modification of this Article VIII shall be prospective only and shall not nullify or impair the limitations contained herein with respect to the personal liability of the directors of the Corporation arising from acts or omissions occurring prior to such repeal or modification.

ARTICLE IX

To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees, disbursements and other charges). Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the board of directors at any time specifies that such persons are entitled to the benefits of this Article IX. The indemnification pursuant to this Article IX and advancement of expenses pursuant to Article X shall be in addition to, and not exclusive of, any other right that the person seeking indemnification may have under the Bylaws of the Corporation, this certificate of incorporation, any separate contract or agreement or applicable law.

ARTICLE X

The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the General Corporation Law, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

ARTICLE XI

The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this certificate of incorporation shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its board of directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

ARTICLE XII

The provisions of Articles VIII, IX, X, XI and XII (the “Indemnification Articles”) shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while such Articles are in effect and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such director, officer or other person intend to be, and shall be legally bound. If and to the extent that the Corporation may from time to time be or become subject to certain provisions of the CGCL pursuant to Section 2115 thereof, then, as authorized by Section 317(g) of the CGCL, for the duration of any such period, the Corporation is authorized to indemnify officers, directors, employees and agents of the Corporation (or any other person to which applicable law permits the Corporation to provide indemnification) in excess of that which is otherwise permitted under Section 317 of the CGCL, subject only to the limits created by applicable Delaware law (statutory or non-statutory) with respect to actions for breach of duty to the Corporation, its stockholders or others. No repeal or modification of the Indemnification Articles shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts

ARTICLE XIII

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or any person who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprises, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under applicable law.

ARTICLE XIV

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute and herein (including, without limitation, Section 6(b)(iii) of Article IV and Article XII hereof), and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XV

The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors. Except as may otherwise be provided in this certificate of incorporation, the number of directors which shall constitute the whole board of directors shall be fixed in the manner set forth in the bylaws of the Corporation.

ARTICLE XVI

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its Investor Directors (as such term is defined in the Third Amended and Restated Stockholders Agreement, dated on or about the date of the filing of this Sixth Amended and Restated Certificate of Incorporation, by and among the Corporation and the other parties thereto, as amended in whole or in part from time to time), in their capacity as directors; provided, however, that this Article XVI shall not apply to any business opportunity in which a third party has expressly stated to an Investor Director, in his or her capacity as a director, an interest in the Corporation participating in such opportunity. No amendment or repeal of this Article XVI shall apply to or have any effect on the liability or alleged liability of any stockholder of the Corporation for or with respect to any opportunities of which such stockholder becomes aware prior to such amendment or repeal.

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IN WITNESS WHEREOF, the undersigned has executed this Sixth Amended and Restated Certificate of Incorporation on March 21, 2007.

MAP PHARMACEUTICALS, INC.

By:	/s/ Timothy S. Nelson
Name:	Timothy S. Nelson
Title:	President and Chief Executive Officer

[Signature Page to Sixth Amended and Restated Certificate of Incorporation]